Exhibit 23.3

             [Letterhead of SRK Consulting Engineers and Scientists]

August 16, 1999

Securities and Exchange Commission
450 - 5th Street N.W.
Washington, D.C.  20549

Dear Sirs:

           Re: Prospectus Supplement, dated August 16, 1999, to the Prospectus (the "Prospectus Supplement") included in the Registration Statement on Form S-3 of Golden Star
                Resources Ltd., dated August 8, 1997, as amended

The Prospectus Supplement contains a reference to SRK Consulting ("SRK") and to certain reports prepared by SRK as at June 1, 1999 with respect to the properties of Bogoso Gold Limited (the "Report").

We hereby consent to the use of our name, and the reference to our report, in the Prospectus Supplement, which is a part of the Registration Statement.

Sincerely,

/s/ Allan McCracken
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Allan McCracken
Managing Director